Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution Increase and Reports Earnings for Second Quarter 2015

HOUSTON — (July 30, 2015) - Enbridge Energy Partners, L.P. (NYSE:EEP) ("Enbridge Partners" or "the Partnership") announced today that the board of directors of the delegate of its general partner has declared a cash distribution of $0.583 per unit, or $2.332 per unit on an annualized basis, representing a 2.3 percent increase over the previous quarter’s distribution and a 5 percent increase compared to the second quarter of 2014. The distribution will be paid on August 14, 2015 to unitholders of record as of the close of business on August 7, 2015.

SECOND QUARTER HIGHLIGHTS

•	Announced 2.3 percent quarterly distribution increase, representing a 5 percent increase compared to the second quarter of 2014.

•	Additional pipeline expansion projects placed into service: Line 61 to 800,000 barrels per day (bpd) and Line 67 to 800,000 bpd.

•	Strong liquids pipeline system deliveries: approximately 8 percent higher than the second quarter 2014.

•	Reported second quarter adjusted EBITDA and distributable cash flow of $422.4 and $231.6 million, respectively.

•	Announced actions to strengthen Midcoast Energy Partners, L.P. (“MEP”) and provided update on timing of next drop-down proposal to MEP.

•	Minnesota Public Utility Commission (PUC) approved Certificate of Need for the Partnership’s proposed Sandpiper Pipeline Project.

•	Update on potential transfer of U.S. liquids pipeline assets from Enbridge Inc. (“Enbridge”) to the Partnership.

“We are pleased with the Partnership’s financial performance through the first half of 2015, supported by continued strong deliveries on our liquids pipeline systems and complemented by the cash flow contributions from the completion of portions of our multi-billion dollar organic growth program. We expect deliveries on our liquids pipeline systems to remain strong as we progress our market access programs, providing our customers with expanded pipeline connectivity to premium North American crude oil markets,” said Mark Maki, president for the Partnership.

“Turning to project execution, we recently completed two key components of our Mainline Expansions. Our Line 61 Southern Access expansion to 800,000 barrels per day (bpd) between Superior, WI to Flanagan, IL entered service in May, and in July we completed the second phase of expansion of our Line 67 Alberta Clipper pipeline, increasing the line’s capacity to 800,000 bpd. Looking forward, we are on track to complete our Line 78 Chicago Connectivity project which will add an incremental 570,000 bpd of capacity between Flanagan, IL and Griffith, IN later this year. These expansion projects are underpinned by long-term, low-risk cost of service structures that will deliver highly certain earnings and cash flow growth. In June, we reached an important milestone on the Sandpiper Pipeline Project with approval of the Certificate of Need by the Minnesota PUC. The Partnership continues to work cooperatively with the regulatory and permitting authorities, state agencies, elected officials and the public as we proceed with the route permitting process.”

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“Next, we recently announced actions that we expect will continue to strengthen MEP and enhance its ability to deliver distribution growth through 2017. MEP is strategic to EEP and these actions are geared to provide value to EEP unitholders through improved performance in the natural gas business and lowering external financing needs of EEP by re-establishing MEP as a drop-down MLP.”

“The review of a potential transfer of Enbridge’s U.S. liquids pipelines assets to EEP is ongoing. However, at this time market conditions do not support a large scale drop-down.  The longer-term outlook for the Partnership remains strong, with over $5 billion of low-risk secured growth projects coming into service through 2018 and options to increase our economic interest in jointly funded projects with Enbridge. EEP remains important to Enbridge’s overall strategy and Enbridge is continuing certain actions to support EEP during this time of significant organic growth. Enbridge has a large inventory of U.S. liquids pipeline assets which are well suited to EEP and Enbridge continues to evaluate opportunities to generate value through selective drop-downs as market conditions improve.  The Partnership’s current organic growth projects, together with the asset drop-down potential from our general partner and future low cost system expansion opportunities support our confidence in the Partnership’s long-term growth outlook,” noted Maki.

The Partnership’s key financial results for the three and six months ended June 30, 2015, compared to the same periods in 2014, were as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(unaudited; dollars in millions, except per unit amounts)	2015	2014	2015	2014
Net income (loss) (1)	$(97.1)	$43.9	$43.0	$137.2
Net income (loss) per unit	(0.44)	0.02	(0.18)	0.19
Adjusted EBITDA(2)	422.4	362.3	854.6	701.0
Adjusted net income(1)	120.5	107.1	263.3	210.0
Adjusted net income per unit	0.18	0.21	0.46	0.41

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income for the three month period ended June 30, 2015, as reported above, eliminates the effect of: a) non-cash, mark-to-market net gains and losses; b) non-cash goodwill impairment; c) environmental costs, net of insurance recoveries, associated with the Line 6B incident, and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $120.5 million for the second quarter of 2015 was $13.4 million higher than the same period from the prior year. Higher earnings were primarily attributable to additional assets placed into service, the Partnership’s drop down acquisition of the 66.7 percent interest in the U.S. segment of the Alberta Clipper pipeline from Enbridge and higher revenues attributable to an increase in deliveries on our liquids pipeline systems.

During the second quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent.

In a key recent development, our limited partnership agreement has been amended to restructure the terms of the Series 1 Preferred Units to strengthen the Partnership’s near to medium term distributable cash flow outlook. The amendment extends the payment deferral for distributions accruing for the Series 1 Preferred Units through June 30, 2018 and alters the repayment schedule of those deferrals to allow repayment of the accumulated deferral amount in equal amounts over a twelve quarter period beginning in early 2019. Additionally, the amendment extends the current preferred distribution accrual rate until June 30, 2020.

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Management expects the Partnership’s previously communicated full year 2015 distributable cash flow and coverage outlook to remain intact at between $900 to $960 million, with 2015 full year coverage to be between 0.90-0.96 times.

COMPARATIVE EARNINGS STATEMENT

	Three months ended		Six months ended
	June 30,		June 30,
(unaudited; dollars in millions except per unit amounts)	2015	2014	2015	2014
Operating revenue	$1,313.1	$1,871.1	$2,741.7	$3,950.7
Operating expenses:
Commodity cost	670.6	1,259.8	1,449.7	2,748.5
Environmental costs, net of recoveries	(0.8)	38.2	-	43.2
Operating and administrative	207.2	224.6	424.3	441.6
Power	57.2	54.2	120.8	104.6
Depreciation and amortization	129.5	113.4	257.9	217.2
Goodwill impairment	246.7	-	246.7	-
Asset impairment	12.3	-	12.3	-
Operating income (loss)	(9.6)	180.9	230.0	395.6
Interest expense	78.0	80.2	126.3	157.1
Allowance for equity used during construction	17.3	12.6	40.3	33.3
Other income	6.0	1.2	11.9	0.4
Income (loss) before income tax expense	(64.3)	114.5	155.9	272.2
Income tax expense (benefit)	(3.8)	2.0	(1.4)	4.0
Net income (loss)	(60.5)	112.5	157.3	268.2
Less: Net income attributable to:
Noncontrolling interest	10.0	42.4	61.3	78.7
Series 1 preferred unit distributions	22.5	22.5	45.0	45.0
Accretion of discount on Series 1 preferred units	4.1	3.7	8.0	7.3
Net income (loss) attributable to general and limited partner
ownership interests in Enbridge Energy Partners, L.P.	$(97.1)	$43.9	$43.0	$137.2
Less: Allocations to general partner	52.3	38.9	106.5	73.3
Net income (loss) allocable to common units and i-units	$(149.4)	$5.0	$(63.5)	$63.9
Weighted average common units and i-units (basic)	339.9	327.6	336.3	327.0
Net income (loss) per limited partner unit (basic)	$(0.44)	$0.02	$(0.18)	$0.19
Weighted average common units and i-units outstanding (diluted)	339.9	327.6	336.3	327.0
Net income (loss) per common unit and i-unit (diluted)	$(0.44)	$0.02	$(0.18)	$0.19

Goodwill Impairment - During the three month period ended June 30, 2015, an analysis for impairment was performed for our natural gas business after we learned from customers that reductions in drilling will be prolonged in the producing basins in which we operate due to the continued low-price commodity environment. As a result of this analysis, it was concluded that $246.7 million of goodwill was impaired.

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COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and six month periods ended June 30, 2015 with the same periods of 2014. The comparison refers to adjusted operating income, which excludes the effect of non-cash and other items that are not indicative of our core operating results (see Non-GAAP Reconciliations section below).

	Three months ended		Six months ended
Adjusted Operating Income	June 30,		June 30,
(unaudited; dollars in millions)	2015	2014	2015	2014
Liquids	$270.6	$232.8	$543.0	$438.0
Natural Gas	2.7	6.6	9.8	13.4
Corporate	(3.6)	(3.4)	(7.6)	(3.1)
Adjusted operating income	$269.7	$236.0	$545.2	$448.3

Liquids – Second quarter adjusted operating income for the Liquids segment increased $37.8 million to $270.6 million over the comparable period in 2014. Higher revenues in the second quarter were attributable to an increase in transportation rates and higher deliveries on our liquids pipeline systems, in addition to meaningful contributions from growth projects placed into service in 2014. Total liquids system deliveries increased approximately 8 percent over the same period from the prior year. The Partnership placed approximately $2.5 billion of growth projects into service in 2014 through the completion of a large component of its Eastern Access Program, specifically the Line 6B Replacement project from Griffith, Indiana to the International Border, and the first phase of our Mainline Expansions. Collectively, these growth projects were the main drivers for the increase in revenues and system deliveries during the second quarter of 2015 over the comparable period in 2014.

	Three months ended		Six months ended
Liquids Systems Volumes	June 30,		June 30,
(thousand barrels per day)	2015	2014	2015	2014
Lakehead	2,208	2,088	2,269	2,045
Mid-Continent	221	176	210	194
North Dakota	365	314	353	280
Total	2,794	2,578	2,832	2,519

Natural Gas – Second quarter adjusted operating income for the Natural Gas segment was $3.9 million lower compared to the same period of 2014. The decrease in adjusted operating income was predominantly attributable to lower natural gas throughput and NGL production volumes on our major systems. The decrease in natural gas and NGL volumes was primarily attributable to the continued low commodity price environment for natural gas, NGLs, condensate and crude oil, which has resulted in reductions in drilling activity from producers in the areas we operate.

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	Three months ended		Six months ended
Natural Gas Throughput	June 30,		June 30,
(MMBtu per day)	2015	2014	2015	2014
East Texas	968,000	1,029,000	988,000	1,000,000
Anadarko	794,000	819,000	811,000	822,000
North Texas	274,000	300,000	281,000	286,000
Total	2,036,000	2,148,000	2,080,000	2,108,000

	Three months ended		Six months ended
NGL Production	June 30,		June 30,
(Barrels per day)	2015	2014	2015	2014
Total System Production	81,056	83,480	81,051	82,196

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE: EEQ) ("Enbridge Management") today declared a distribution of $0.583 per share payable on August 14, 2015 to shareholders of record on August 7, 2015. The distribution will be paid in the form of additional shares of Enbridge Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 5, 2015. Enbridge Management's sole asset is its approximate 14.7 percent limited partner interest in Enbridge Partners. Enbridge Management's results of operations, financial condition and cash flows depend on the results of operations, financial condition and cash flows of Enbridge Partners, which are summarized herein for the second quarter of 2015.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will host a conference call at 5 p.m. Eastern Time on Thursday, July 30, 2015 to review its second quarter 2015 financial results. The call will be webcast live over the internet and may be accessed on Enbridge Partners’ website under “Events and Presentations” or directly at

http://edge.media-server.com/m/p/mjj6jriq

A replay will be available shortly afterward. Presentation slides and condensed financial statements will also be available at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations

Webcast link: http://edge.media-server.com/m/p/mjj6jriq

The audio portion of the live presentation will be accessible by telephone at (844) 298-9821 (Passcode: 83942472) and can be replayed for 14 days after the call by calling (855) 859-2056 (Passcode: 83942472). An audio replay will also be available for download in MP3 format from either of the website addresses above.

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NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that are not indicative of our core operating results and business outlook. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

	Three months ended		Six months ended
Adjusted Earnings	June 30,		June 30,
(unaudited; dollars in millions except per unit amounts)	2015	2014	2015	2014
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(97.1)	$43.9	$43.0	$137.2
Noncash derivative fair value (gains) losses
-Liquids	8.3	5.3	12.2	7.5
-Natural Gas	18.7	8.9	45.4	5.1
-Corporate	(3.8)	5.3	(32.4)	11.0
Option premium amortization	(2.6)	(0.7)	(3.6)	(1.4)
Make-up rights adjustment	(3.2)	4.7	(5.8)	7.3
Line 6B incident expenses, net of recoveries	-	36.0	-	36.0
Line 2 hydrotest expenses, net of recoveries	(6.1)	-	(5.7)	-
Accretion of discount on Series 1 preferred units	4.1	3.7	8.0	7.3
Asset impairment	9.4	-	9.4	-
Goodwill impairment	192.8	-	192.8	-
Adjusted net income	120.5	107.1	263.3	210.0
Less: Allocations to general partner	56.7	40.1	110.9	74.7
Adjusted net income allocable to common units and i-units	$63.8	$67.0	$152.4	$135.3
Weighted average common units and i-units outstanding (millions)	339.9	327.6	336.3	327.0
Adjusted net income per common unit and i-unit (dollars)	$0.18	$0.21	$0.46	$0.41

	Three months ended		Six months ended
Liquids	June 30,		June 30,
(unaudited; dollars in millions)	2015	2014	2015	2014
Operating income	$271.6	$187.7	$541.8	$389.8
Line 6B incident expenses, net of recoveries	-	36.0	-	36.0
Noncash derivative fair value losses	8.3	5.3	12.2	7.5
Make-up rights adjustment	(3.2)	3.8	(5.3)	4.7
Line 2 hydrotest expenses, net of recoveries	(6.1)	-	(5.7)	-
Adjusted operating income	$270.6	$232.8	$543.0	$438.0

	Three months ended		Six months ended
Natural Gas	June 30,		June 30,
(unaudited; dollars in millions)	2015	2014 (1)	2015	2014 (1)
Operating income (loss)	$(277.6)	$(3.4)	$(304.2)	$8.9
Noncash derivative fair value losses	24.6	10.8	59.7	6.2
Option premium amortization	(3.3)	(0.8)	(4.7)	(1.7)
Asset impairment	12.3	-	12.3	-
Goodwill impairment	246.7	-	246.7	-
Adjusted operating income	$2.7	$6.6	$9.8	$13.4

(1)	Prior year adjusted operating income was revised to reclassify make-up rights adjustment to other income.

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Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

	Three months ended		Six months ended
Adjusted EBITDA	June 30,		June 30,
(unaudited; dollars in millions)	2015	2014	2015	2014
Net cash provided by operating activities	$266.4	$148.8	$646.9	$359.6
Changes in operating assets and liabilities,
net of cash acquired	71.1	119.9	28.5	156.8
Interest expense(1)	81.8	74.9	158.7	146.1
Income tax expense (benefit)	(3.8)	2.0	(1.4)	4.0
Allowance for equity used during construction	17.3	12.6	40.3	33.3
Option premium amortization	(3.3)	(0.7)	(4.7)	(1.7)
Other	(7.1)	4.8	(13.7)	2.9
Adjusted EBITDA	$422.4	$362.3	$854.6	$701.0

(1)	Interest expense excludes unrealized mark-to-market net gains of $3.8 million and $32.4 million for the three and six month periods ended June 30, 2015, respectively. Interest expense excludes unrealized mark-to-market net losses of $5.3 million and $11.0 million for the three and six month periods ended June 30, 2014, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.2 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C.

Enbridge Management manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 14.7 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Partners and holds an approximate 42 percent interest in Enbridge Partners together with all of the outstanding preferred units and Class B, D and E units in Enbridge Partners. Enbridge Management is the delegate of the general partner of Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects or drop-down opportunities; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) permitting at federal, state and local levels in regards to the construction of new assets.

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“Enbridge” refers collectively to Enbridge Inc. and its subsidiaries other than us and our subsidiaries.

Forward-looking statements regarding “drop-down” growth opportunities from Enbridge are further qualified by the fact that Enbridge is under no obligation to offer to sell us interests in its U.S. projects, and we are under no obligation to buy any such interests.    Similarly, any forward-looking statements regarding potential “drop-down” transactions of interests in Midcoast Operating to Midcoast Energy Partners are further qualified by the fact that we are under no obligation to sell to Midcoast Energy Partners, L.P. any such interests, and Midcoast Energy Partners, L.P. is under no obligation to buy any such interests.  As a result, we do not know when or if any such transactions will occur.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Quarterly Report on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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